UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 12, 2007

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-33461	91-1971389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Pine Street San Francisco, California	94111
(Address of principal executive offices)	(Zip code)

(415) 392-1400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 12, 2007, First Republic Preferred Capital Corporation, a wholly owned subsidiary of First Republic Bank, converted 7,000 shares of its 5.7% Noncumulative Series C Convertible Preferred Stock (the “Series C Preferred Stock”) into 343,530 fully paid and nonassessable shares of common stock of First Republic Bank. The conversion was effected by holders of Series C Preferred Stock exercising their right to exchange Series C Preferred Stock for shares of common stock of First Republic Bank pursuant to the terms of the Series C Preferred Stock. The conversion rate for each share of Series C Preferred Stock was 49.0758 shares of common stock of First Republic Bank, as adjusted pursuant to the terms set forth in the certificate of designations governing the Series C Preferred Stock. In addition to receiving shares of common stock of First Republic Bank, each holder of Series C Preferred Stock received cash in lieu of any fractional shares of common stock of First Republic Bank to which they were entitled and a cash payment equal to the amount of accrued and unpaid dividends. Neither First Republic Preferred Capital Corporation nor First Republic Bank will pay any future semiannual dividends with respect to the Series C Preferred Stock, and the former holders of shares of the Series C Preferred Stock will have no further rights arising out of their ownership of such shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION
(Registrant)

Date: June 18, 2007	By:	/s/ Julie N. Miyachi
Julie N. Miyachi
Vice President, Operations, Director

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